Exhibit 10.14

TALEO CORPORATION

NEIL HUDSPITH EMPLOYMENT AGREEMENT

This Agreement is entered into as of May 1, 2008 (the “Effective Date”) by and between Taleo Corporation, a Delaware corporation (the “Company”) and Neil Hudspith (“Executive”).

1.	Duties and Scope of Employment.

(a)           Positions and Duties.  As of the Effective Date, Executive will serve as Executive Vice President, Worldwide Field Operations.  Executive will assume and discharge such responsibilities as are commensurate with such position and as the Chief Executive Officer may direct from time to time. During Executive’s employment with the Company, Executive shall devote Executive’s full time, skill and attention to Executive’s duties and responsibilities and shall perform faithfully, diligently and competently. In addition, Executive shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during Executive’s employment.  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)           Obligations.  During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration (including membership on a board of directors) without the prior approval of the Chief Executive Officer; provided, however, that Executive may, without the approval of the Chief Executive Officer, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company.

2.             At-Will Employment.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.  However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination or resignation of employment.  Upon the termination of Executive’s employment with the Company for any reason, Executive will be entitled to payment of all accrued but unpaid vacation, expense reimbursements, and other benefits due to Executive through the date of Executive’s termination of employment under any Company-provided or paid plans, policies, and arrangements.

3.	Compensation.

(a)           Base Salary.  As of the Effective Date, the Company will pay Executive an annual salary of $310,000.00 USD as compensation for Executive’s services (“Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices as in effect from time to time (but no less frequently than once per month) and be subject to the usual, required federal, state and local tax  withholding, employment tax withholding and other lawful deductions (“Withholdings”).  Executive’s salary will be subject to annual review, and adjustments, if any, will be made based upon the Company’s standard practices or the discretion of the Company’s Board of Directors.

(b)           Bonus.  Executive’s annual target for the aggregate amount of annual and quarterly bonuses will be $300,000.00 USD (“Target Bonus”), less Withholdings.  Allocation, eligibility and payment of Target Bonus will be based upon achievement of quarterly and yearly performance goals approved by the Chief Executive Officer and set forth in an annually and/or quarterly revised Target Bonus schedule. Target Bonus amounts will not be earned unless Executive remains employed through the relevant quarter (for quarterly bonus payments) and through the end of the fiscal year (for annual bonus payments).  Target Bonus amounts will be paid within sixty (60) days following the end of the period in which it is earned, and in no instance later than two and one-half (2½) months following the end of the year in which the applicable portion of the Target Bonus was earned.

(c)           Equity Compensation.  Subject to approval of the Compensation Committee or its delegate, within ninety (90) days of the Effective Date, Executive will be granted a restricted stock award in the amount of 25,000 shares of Company common stock (“Stock Award”).  The Company’s reacquisition right with respect to the shares subject to the Stock Award shall lapse, as follows:  one-sixteenth (1/16th) of the shares subject to the Stock Award upon the completion of the first complete fiscal quarter following the Effective Date, and the balance in a series of successive equal quarterly installments upon the Executive’s completion of each of the next fifteen (15) quarters of service thereafter, in each case subject to Executive’s continued employment or other service with the Company or one of its subsidiaries through the relevant lapse date.  The Stock Award will be subject to the terms, definitions and provisions of the Company’s 2004 Stock Plan and the Stock Award agreement by and between the Executive and the Company (the “Stock Award Agreement”), both of which documents are incorporated herein.

(d)           Car Allowance.  For a period of two (2) years, Executive will receive an annual car allowance of $12,000.00 USD, less Withholdings.  The car allowance will be paid periodically in accordance with the Company’s normal payroll practices as in effect from time to time (but no less frequently than once per month).

(e)           Relocation Related Reimbursements.   Executive’s relocation expenses shall be reimbursed in accordance with Schedule B hereto.  Should Executive resign without Good Reason (as defined below) or be terminated for Cause (as defined below) within one year of Executive’s hire date, Executive hereby agrees to repay a pro-rated portion of all relocation expense reimbursement payments made by Company to Executive as follows: for each full month not employed during the twelve months period from Executive’s hire date, Executive must repay Taleo 1/12 of all relocation reimbursement payments made to Executive or on behalf of Executive. Certain relocation reimbursements shall be subject to gross-up for income tax impact to executive in accordance with the Company’s standard relocation policy.

4.	Employee Benefits.

(a)           Vacation.  Executive will be eligible to receive four (4) weeks of paid annual vacation.  Executive’s use of vacation will be subject to the terms and conditions of the vacation policies in place at the Company, including without limitation, accrual limits and caps.

(b)           General.  During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time.

5.             Expenses.  The Company will reimburse Executive for reasonable travel and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.	Severance.

(a)           If Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) then Company or the successor corporation will (1) pay prorated bonuses for any partially completed bonus periods through Executives termination date (at an assumed 100% on-target achievement of goal), less Withholding, (2) continue to pay Executive’s Base Salary at the rate in effect at the time of Executive’s resignation or termination of employment for a period of 6 months from the date of Executive’s resignation or termination of employment, less Withholding, and (3) if Executive elects to continue Executive’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following such termination or resignation of Executive’s employment, pay the same portion of Executive’s monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 6 month period following the termination of Executive’s employment, (ii) the expiration of Executive’s continuation coverage under COBRA, or (iii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(b)           If Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event takes place within one year following a Change in Control (as defined below), then Company or the successor corporation will (1) pay prorated bonuses for any partially completed bonus periods through Executives termination date (at an assumed 100% on-target achievement of goal), less Withholding, (2) continue to pay Executive’s Base Salary at the rate in effect at the time of Executive’s resignation or termination of employment for a period of 12 months from the date of Executive’s resignation or termination of employment, less Withholding, (3) pay bonuses (at an assumed 100% on-target achievement of goal) at the rate in effect at the time of Executive’s resignation or termination of employment for a period of 12 months from the date of Executive’s resignation or termination of employment (bonuses will be prorated for any partially completed bonus periods through the 12 month period from the date of Executive’s resignation or termination of employment), less Withholding, and (4) if Executive elects to continue Executive’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following such termination or resignation of Executive’s employment, pay the same portion of Executive’s monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 12 month period following the termination of Executive’s employment, (ii) the expiration of Executive’s continuation coverage under COBRA, or (iii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(c)           All benefits set forth in Sections 6(a) and 6(b) are collectively referred to as “Severance.”  Severance payments shall be made by Company on the date such payments would have been made had Executive’s employment relationship with Company continued (e.g., Severance based on Base Salary shall be paid twice per month and Severance based on Target Bonuses shall be paid quarterly or annually as appropriate).

(d)           In addition to Severance, in the event that Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event did not take place within one year following a Change in Control (as defined below), then Executive will receive immediate vesting with respect to the number of options that would have vested in accordance with Executive’s then-current stock option grants had Executive remained employed for an additional 6 months and, if applicable, the Company’s right of repurchase shall continue to lapse in accordance with Executive’s then-current restricted stock grants for a period of 6 months from the date of such termination or resignation of employment.  In the event of Executive’s termination of employment as described in this subsection (d), the Executive’s then vested stock options shall be exercisable for 3 months after Executive’s date of termination.  Notwithstanding the foregoing, in no case shall any option be exercisable after the expiration of its term.

(e)           In addition to Severance, in the event that Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event takes place within one year following a Change in Control (as defined below), Executive will receive immediate vesting with respect to all unvested stock options that are held by Executive and the Company’s right of repurchase shall lapse entirely with respect to restricted stock grants from the Company to Executive.  In the event of Executive’s termination of employment as described in this subsection (e), the Executive’s then outstanding stock options shall be exercisable for 3 months after Executive’s date of termination.  Notwithstanding the foregoing, in no case shall any option be exercisable after the expiration of its term.

(f)            For purposes of this Section 6, “Cause” means (i) any act of personal dishonesty taken by Executive in connection with Executive’s employment responsibilities, (ii) Executive’s conviction of a felony, (iii) any act by Executive that constitutes material misconduct, (iv) repeated failures to follow the lawful, reasonable instructions of the Chief Executive Officer, or (v) substantial violations of employment or fiduciary duties, responsibilities or obligations to Company.

(g)           For purposes of this Section 6, “Good Reason” means (i) without Executive’s consent, a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, other than a reduction where Executive are asked to assume substantially similar duties and responsibilities in a division of a larger entity after a Change in Control; (ii) without Executive’s consent, a reduction of Executive’s Base Salary or Target Bonus other than a one-time reduction that does not exceed twenty percent (20%) and that is also applied to substantially all of Company’s senior executives; (iii) without Executive’s consent, Executive’s relocation to a facility or a location greater than 75 miles from San Francisco, California.  If Executive does not notify Company in writing that Executive believes a significant reduction of Executive’s duties, position or responsibilities has occurred pursuant to this Section 6 within thirty days of the event or occurrence that Executive believes to have resulted in such a significant reduction, then such reduction shall be deemed for purposes of this Agreement as not constituting Good Reason, as that terms is used in this Section 6.  Disagreement as to the allocation, eligibility and payment of Target Bonus to be set forth in a Target Bonus Schedule shall not be a basis for Good Reason resignation.

(h)            For purposes of this Section 6, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities and such change in ownership results in a broad management changes at Company; or (ii) the consummation of the sale or disposition by Company of all or substantially all of Company’s assets; or (iii) the consummation of a merger or consolidation of Company with any other corporation, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(i)            Notwithstanding the above, Company’s Chief Executive Officer reserves the right to make reasonable organizational structure changes reasonably commensurate with the position of Chief Executive Officer.  Such changes may include the shifting or reassignment of divisional, geographic or team responsibilities among members of the executive team.  Such changes are within the reasonable discretion of the Chief Executive Officer and shall not constitute Good Reason, as that term is used in this Section 6.

(j)           Termination due to Death or Disability.  If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies, and arrangements, and (ii) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s).

(k)           Sole Right to Severance.  This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of Executive’s employment.  To the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be correspondingly reduced (and vice-versa).

7.	Conditions to Receipt of Severance.

(a)           Separation Agreement and Release of Claims.  The receipt of any severance payments or other benefits pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company within such time frame as required by the release document, but in no event effective later than March 15 of the year following the year in which the termination of employment occurs.  Such agreement will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers, and will contain No-Inducement, No-Solicit and Non-Compete terms consistent with this Agreement.  No severance payments or benefits will be paid or provided until the separation agreement and release agreement becomes effective.

(b)           No-Inducement, No-Solicit and Non-Compete.  In the event of a termination or resignation of Executive’s employment that otherwise would entitle Executive to the receipt of severance payments or benefits pursuant to Section 6, Executive agrees that as a condition to receipt of such severance, during the 12-month period following termination of employment, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, founder or otherwise, will (i) not, solicit, induce, or influence any person to modify their employment or consulting relationship with the Company (the “No-Inducement”), (ii) not solicit, divert or take away or attempt to solicit, divert or take away the business of any customer or prospective customer of the Company (the “No-Solicit”), and (iii) not engage in work in the geographical area, as defined below, for the benefit of any business, in competition with the Company’s business (“Non-Compete”).  If Executive breaches the No-Inducement, No-Solicit or Non-Compete, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately and shall be repaid to the Company.  Executive acknowledges that the time, geographic and scope limitations of Executive’s obligations under this section that are to be reflected in a separation agreement are fair and reasonable in all respects, and provides no more protection than is necessary to protect the Company’s Confidential Information and, consequently, to preserve the value and goodwill of the Company.  Executive further acknowledges that Executive will not be precluded from gainful employment if Executive is obligated not to compete with the Company during the period and within the geographical area.  In the event the provisions of this section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, Executive and the Company mutually agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.  The covenants contained in this section shall be construed as a series of separate covenants, one for each city, town, suburb and state within the geographical area.  For purposes of this Section 7, “geographical area” shall mean (i) all counties in the State where Executive was employed by the Company; (ii) all other states of the United States of America from which the Company derived revenue at any time during the two-year period prior to the date of the termination of Executive’s relationship with the Company, and (iii) all other province, state, city or other political subdivision of each country from which the Company derived revenue at any time during the two-year period prior to the date of the termination of Executive’s relationship with the Company.  Notwithstanding the foregoing, Executive may still acquire an ownership interest, directly or indirectly, of not more than 1% of the outstanding securities of any corporation which is engaged in a business competitive with the Company and which is listed on any recognized securities exchange or traded in the over the counter market in the United States; provided, that such investment is completely passive and Executive is not involved in the management or operations of such corporation.

8.	Confidential Information.

(a)           Company Information.  The Executive will not, at any time, whether during or subsequent to Executive’s employment hereunder, directly or indirectly, disclose or furnish to any other person, firm or corporation, or use on behalf of himself/herself or any other person, firm or corporation, any confidential or proprietary information acquired by the Executive in the course of Executive’s employment with the Company, including, without limiting the generality of the foregoing, product design, product roadmaps, future product plans, contractual details relating to current Company clients, buying habits of present and prospective clients of Company, pricing and sales policy, techniques and concepts, the names of customers or prospective customers of the Company or of any person, firm or corporation who or which have or shall have treated or dealt with the Company or any of its subsidiaries or affiliated companies, any other information acquired by the Executive regarding the methods of conducting the business of the Company and any of its subsidiaries and/or affiliates, any information regarding the Company's methods of research and development, of obtaining business, of manufacturing, of providing or advertising products or services, or of obtaining customers, trade secrets and other confidential information concerning the business operations of the Company or any company and/or entity affiliated with the Company, except to the extent that such information is already generally known in the public domain.

(b)           Former Employer Information.  Executive agrees, during employment with the Company, not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)           Third Party Information.  Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out work for the Company consistent with the Company’s agreement with such third party.

(d)           Assignment of Inventions.  Executive agrees to promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company and hereby assigns to the Company, or its designee, all right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company (collectively referred to as “Inventions”).  Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and which are protectible by copyright are “works made for hire” as that term is defined in the relevant copyright act.

(e)           Inventions Retained and Licensed.   Executive has attached hereto, as Schedule A, a list of all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to Executive’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions.  If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Prior Invention as part of or in connection with such product, process or machine.

(f)            Maintenance of Records.   Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during the term of Executive’s employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

(g)           Patent and Copyright Registrations.   Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any Canadian or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

(h)           Return of Company Documents.  Executive agrees that, at the time of leaving the employ of the Company, Executive will deliver to the Company (and will not keep in Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns.

9.             Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

10.           Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: VP Legal
Taleo Corporation
4140 Dublin Boulevard, Suite 400
Dublin, CA 94568

If to Executive:

at the last residential address known by the Company as provided by Executive in writing.

11.           Severability.  In the event that the application of any provision hereof to any particular facts or circumstances shall be held to be invalid or unenforceable under the governing law hereof, then: (i) such provision shall be reformed without further action by the parties to the extent strictly necessary to render such provision valid and enforceable when applied to such particular facts or circumstances; and (ii) the validity and enforceability of such provision as applied to any other particular facts or circumstances, and the validity and enforceability of all of the other provisions hereof, shall in no way be affected or impaired thereby.

12.	Arbitration.

(a)           General.  In consideration of Executive’s employment with the Company, its promise to arbitrate all employment related disputes, and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise), whether brought on an individual, group, or class basis, arising out of, relating to, or resulting from Executive’s employment with the Company under this Agreement or otherwise or the termination of Executive’s employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration by JAMS pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”).  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination, or wrongful termination, and any statutory claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)           Procedure.  Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss or strike, and motions for class certification, prior to any arbitration hearing.  Executive agrees that the arbitrator will issue a written decision on the merits.  Executive also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. Executive understands that the Company and Executive will split any administrative or hearing fees charged by the arbitrator or JAMS, except that the party initiating the arbitration will pay the full filing fee.  Executive agrees that any arbitration under this Agreement shall be conducted in accordance with the laws of California, and that the arbitrator shall apply the substantive and procedural laws of California, without reference to the rules of conflict of law.  To the extent that the JAMS Rules conflict with the laws of California, the JAMS Rules will take precedence.  The parties agree that arbitration proceedings will be held in the county where Executive is employed by the Company.

(c)           Remedy.  Except for the provisional remedies provided for under California law and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by California law and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)           Availability of Injunctive Relief.  In addition to the right under California law to petition the court for provisional relief, Executive agrees that any party also may petition the court for injunctive relief where either party alleges or claims a breach or threatened breach of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation, noninducement or noncompetition.

(e)           Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Equal Employment Opportunity Commission, the National Labor Relations Board or the workers’ compensation board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)           Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive’s right to a jury trial.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

13.	Section 409A.

(a)           Notwithstanding anything to the contrary in this Agreement, no cash severance payment or reimbursement Deferred Compensation Separation Benefits (as defined below) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time (together, “Section 409A”).  Further, if (x) Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (or at the time of a later “separation from service” within the meaning of Section 409A) other than due to Executive’s death, and (y) some or any portion of the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) would result in the imposition of additional tax under Section 409A if paid to Executive on or within the six (6) month period following Executive’s termination of employment, then to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable on or within the first six (6) months following Executive’s termination of employment, it will instead become payable in a lump sum on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment (or such longer period as is required to avoid the imposition of additional tax under Section 409A).  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  For these purposes, each payment and benefit payable under this Agreement and each other Deferred Compensation Separation Benefit is hereby designated as a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and will not collectively be treated as a single payment. Notwithstanding anything herein to the contrary, if Executive dies following his or her termination of employment but prior to the six (6) month anniversary of the date of Executive’s termination of employment, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b)           This Agreement is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits that may be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

14.           Integration.  This Agreement, along with the documents incorporated by reference herein, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including any employment, change of control or severance agreement entered into with the Company or any subsidiary of the Company.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

15.           Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

16.           Survival.  The Company’s and Executive’s responsibilities under Sections 8 and 12  and all other provisions intended by their terms to survive the termination of this Agreement  will survive the termination of this Agreement.

17.           Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18.           Tax Withholding.  All payments made pursuant to this Agreement will be subject to Withholdings.

19.           Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

20.           Acknowledgment.  Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21.           Counterparts.  This Agreement may be executed in counterparts, and may be exchanged by fax or electronically scanned and emailed copies. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

TALEO CORPORATION

By: /s/ Michael Gregoire	Date: 01 May 2008

Name: Michael Gregoire

Title: President and Chief Executive Officer

EXECUTIVE:

/s/ Neil Hudspith	Date: 30th April 2008
Neil Hudspith

[SIGNATURE PAGE TO NEIL HUDSPITH EMPLOYMENT AGREEMENT]

Schedule A

List of Prior Inventions, Designs and Original Works of Authorship

Title	Date	Identifying Number of Brief Description

    X          No invention or improvements
                 Additional sheets attached

Signature of Executive:	/s/ Neil Hudspith

Printed Name of Executive:	Neil Hudspith

Date:	30th April 2008

The attached Schedule B-1 supersedes and replaces Schedule B to the Agreement entered into between Neil Hudspith and Taleo Corporation as of May 1, 2008.

Agreed to by:

/s/ Neil Hudspith	/s/ Michael Gregoire

Neil Hudspith	Michael Gregoire

Schedule B-1

Relocation Related Reimbursements

Relocation Reimbursement Item
Visa Costs: 3 Year L-1 Visa
Rent Payment: up to $7,000 per month for up to 2 years
Air fare for travel between Europe and the San Francisco Bay area for family members for two years: up to $26,000 USD per year.
Moving house hold goods to USA: up to $10,000 Moving house hold goods back to UK: up to $30,000
Storage up to 3 months: up to $5,000
Home search trip for family of 2. Air fare from Europe to San Francisco Bay area: up to $12,000 USD.
Relocation to US for family of 2. Air fare from Europe to the San Francisco Bay area: up to $6,000 USD.
Miscellaneous relocation expenses: $7,000
Corporate housing for up to 3 months: up to $3,500 per month